UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2015

Andatee China Marine Fuel Services Corporation

(Exact name of registrant as specified in its charter)

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Delaware	001-34608	80-0445030
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Unit C, No.68 of West Binhai Road, Xigang District, Dalian, P.R. of China

(Address of Principal Executive Office) (Zip Code)

011 (86411) 8240 8939

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 10, 2015, Andatee China Marine Fuel Services Corporation (the “Company”) received a notification from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that for the past 30 consecutive business days, the bid price for the Company’s common stock has closed below the minimum $1.00 per share continued listing requirement set forth in Nasdaq Listing Rule 5550(a)(2). Consistent with the Nasdaq rules, the Company has been granted a 180 calendar day (or until December 7, 2015) grace period to regain compliance with the foregoing continued listing deficiency. If at any time during the grace period, the Company’s common stock closes at least $1.00 per share for a minimum of 10 consecutive business days, the Company will regain its compliance with the minimum bid price deficiency. If and to the extent that the Company does not regain compliance with the foregoing continued listing deficiency, its securities will be subject to delisting. Until the Company is in compliance with the closing bid price rule, an indicator will be displayed with the quotation information related to the Company’s securities on NASDAQ.com and NASDAQTrader.com. The foregoing description of the Nasdaq notification is qualified in its entirety by the text of such notification a copy of which is filed as exhibit to this filing.

Item 8.01	Other Events

On June 16, 2015, the Company issued a press release relating to the foregoing event, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release dated June 16, 2015.
99.2	Nasdaq Notification letter dated June 10, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Andatee China Marine Fuel Services Corporation

By:	/s/ Wang Hao
Wang Hao, Chief Executive Officer

Date: June 16, 2015.